Exhibit 99.2

COLUMBIA PROPERTY TRUST, INC.
Summary of Unaudited Pro Forma Financial Statements
This pro forma information should be read in conjunction with the consolidated financial statements and notes thereto of the Registrant included herein on its annual report filed on Form 10-K for the twelve months ended December 31, 2012. In addition, this pro forma information should be read in conjunction with the financial statements and notes thereto of certain acquired entities included as an exhibit to this current report.
From inception through February 27, 2013, Columbia Property Trust, Inc. ("Columbia Property Trust") has operated as an externally advised REIT pursuant to an advisory agreement under which a subsidiary of Wells Real Estate Funds ("WREF"), including most recently Wells Real Estate Advisory Services II, LLC ("WREAS II"), and its affiliates performed certain key functions on behalf of Columbia Property Trust, including, among others, managing the day-to-day operations, investing capital proceeds and arranging financings. Also during this period of time, a subsidiary of WREF, including most recently Wells Real Estate Services, LLC ("WRES"), provided the personnel necessary to carry out property management services on behalf of Wells Management Company, Inc. ("Wells Management") and its affiliates pursuant to a property management agreement.
On February 28, 2013, Columbia Property Trust terminated the advisory and property management agreements and acquired WREAS II and WRES. As a result, the services described above will be performed by employees of Columbia Property Trust going forward. Contemporaneous with this transaction, Columbia Property Trust entered into a consulting agreement and an investor services agreement with WREF for the remainder of 2013. While no fees were paid to execute this transaction, Columbia Property Trust will pay fees to WREF for consulting and investor services for the remainder of 2013 (the "Self-Management Transactions").
The following unaudited pro forma balance sheet as of December 31, 2012 has been prepared to give effect to the Self-Management Transactions as if they occurred on December 31, 2012. The following unaudited pro forma statement of operations for the twelve months ended December 31, 2012, has been prepared to give effect to the Self-Management Transactions as if they occurred on January 1, 2012. These unaudited pro forma financial statements are prepared for informational purposes only and are not necessarily indicative of future results or of actual results that would have been achieved had the Self-Management Transactions been consummated as of December 31, 2012 with respect to the pro forma balance sheet, or as of January 1, 2012 with respect to the pro forma statement of operations.

COLUMBIA PROPERTY TRUST, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2012
(in thousands, unaudited)

	Historical (a)	Self-Management Transactions		Pro Forma Total
Assets:
Real estate assets, at cost:
Land	$789,237	$—		$789,237
Buildings and improvements	3,468,218	—		3,468,218
Intangible lease assets	341,460	—		341,460
Construction in progress	12,680	—		12,680
Total real estate assets	4,611,595	—		4,611,595
Cash and cash equivalents	53,657	2,860		56,517
Tenant receivables	134,099	—		134,099
Prepaid expenses and other assets	29,373	99	(b)
		1,980	(c)	31,452
Due from affiliates	—	2,215	(d)
		(1,920)	(e)	295
Deferred financing costs	10,490	—		10,490
Intangible lease origination costs	206,927	—		206,927
Deferred lease costs	98,808	—		98,808
Investment in development authority bonds	586,000	—		586,000
Total assets	$5,730,949	$5,234		$5,736,183
Liabilities:
Line of credit and notes payable	$1,401,618	$—		$1,401,618
Bonds payable	248,678	—		248,678
Accounts payable, accrued expenses, and accrued capital expenditures	102,858	36,250	(f)
		1,364	(g)	140,472
Due to affiliates	1,920	(1,920)	(e)
		391	(h)	391
Deferred income	28,071	—		28,071
Intangible lease liabilities	98,298	—		98,298
Obligations under capital leases	586,000	—		586,000
Total liabilities	2,467,443	36,085		2,503,528
Commitments and Contingencies	—
Redeemable Common Stock	99,526	—		99,526
Equity:		—		—
Common stock	5,476	—		5,476
Additional paid-in capital	4,897,782	—		4,897,782
Cumulative distributions in excess of earnings	(1,634,531)	(36,250)	(f)
		1,980	(c)
		3,419	(i)	(1,665,382)
Redeemable common stock	(99,526)	—		(99,526)
Other comprehensive (loss) income	(5,221)	—		(5,221)
Total Columbia Property Trust, Inc. stockholders' equity	3,163,980	(30,851)		3,133,129
Nonredeemable noncontrolling interests	—	—		—
Total equity	3,163,980	(30,851)		3,133,129
Total liabilities, redeemable common stock, and equity	$5,730,949	$5,234		$5,736,183

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2012

(a)	Historical balances were extracted from the historical consolidated balance sheet as of December 31, 2012 of Columbia Property Trust, included herein on page F-3.
(b)	Reflects WREAS II's and WRES' prepaid 2013 operating expenses.
(c)	Reflects goodwill related to the in-place work force acquired in connection with the Self-Management Transactions, estimated based on the cost to assemble such workforce.
(d)	Reflects the amounts due to WREAS II and WRES from affiliated real estate funds, primarily related to asset management services provided by WREAS II and property management services provided by WRES.
(e)	Reflects the elimination of amounts due from/to Columbia Property Trust and WREAS II/WRES as of December 31, 2012, which is comprised of the following (in thousands):
	Administrative reimbursements	$1,360
	Asset and property management fees	560
	Total	$1,920

(f)
Reflects fees incurred under the consulting services agreement ($30.50 million) and the transition services agreements ($5.75 million) upon executing the Self Management Transactions, which are payable monthly throughout 2013.

(g)	Reflects payroll accruals and administrative expenses owed to third-party vendors by WREAS II and WRES.
(h)	Reflects the administrative expenses owed by WREAS II and WRES to affiliated entities, primarily for operating expenses paid on WREAS II's and WRES' behalf by Wells Management or Wells Capital, Inc.
(i)	Reflects the balance of members' equity of WREAS II and WRES as of December 31, 2012.

COLUMBIA PROPERTY TRUST, INC.
PROFORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2012
(in thousands, unaudited)

	Historical (a)	Self-Management Transactions		Pro Forma Total
Revenues:
Rental income	$442,284	$—		$442,284
Tenant reimbursements	104,863	—		104,863
Hotel income	23,049	—		23,049
Other property income	6,495	55,071	(b)
		(36,462)	(c)
		(15,824)	(d)	9,280
	576,691	2,785		579,476
Expenses:
Property operating costs	173,466	—		173,466
Hotel operating costs	18,362	—		18,362
Asset and property management fees:
Related-party	34,394	(34,394)	(c)	—
Other	2,826	—		2,826
Depreciation	114,107	—		114,107
Amortization	97,649	—		97,649
Impairment loss on real estate assets	—	—		—
General and administrative	25,163	24,190	(e)
		(15,824)	(d)
		34,270	(f)
		(1,311)	(h)
		(126)	(i)	66,362
Acquisition fees and expenses	1,876	(1,500)	(j)	376
	467,843	5,305		473,148
Real estate operating income	108,848	(2,520)		106,328
Other income (expense):
Interest expense	(106,391)	—		(106,391)
Interest and other income	39,871	2,941	(g)
		(1,311)	(h)
		(126)	(i)
		(1,500)	(j)	39,875
Loss on interest rate swaps	(1,225)	—		(1,225)
	(67,745)	4		(67,741)
Income (loss) before income tax (expense) benefit	41,103	(2,516)		38,587
Income tax (expense) benefit	(586)	—		(586)
Income (loss) from continuing operations	40,517	(2,516)		38,001
Discontinued operations:
Operating income (loss) from discontinued operations	(12,591)	2,068	(c)	(10,523)
Gains on dispositions of discontinued operations	20,117	—		20,117
Income from discontinued operations	7,526	2,068		9,594
Net income (loss)	48,043	(448)		47,595
Less: net income attributable to nonredeemable noncontrolling interests	(4)	—		(4)
Net income (loss) attributable to the common stockholders of Wells Real Estate Investment Trust II, Inc.	$48,039	$(448)		$47,591

NOTES TO UNAUDITED PROFORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2012

(a)	Historical balances were extracted from the audited consolidated statements of operations as of December 31, 2012 of Columbia Property Trust included herein on page F-4.
(b)	Reflects asset and property management fees, and salary and expense reimbursements earned by WREAS II and WRES during 2012.
(c)
Reflects the elimination of asset and property management fees of $32.0 million and $4.5 million, respectively, incurred by Columbia Property Trust for services provided by WREAS II and WRES during 2012. Of the total fees incurred, $2.1 million relates to nine properties sold in December 2012 for $260.5 million, and is, therefore, included in operating income (loss) from discontinued operations.

(d)	Reflects the elimination of salary and expense reimbursements incurred by Columbia Property Trust related to services provided by WREAS II and WRES during 2012.
(e)	Reflects general and administrative costs incurred by WREAS II and WRES during 2012, primarily related to salaries and benefits and information technology costs.
(f)
Reflects fees incurred under the consulting services agreement ($30.5 million) and the transition services agreements ($5.75 million) upon executing the Self Management Transactions, which are payable monthly throughout 2013. A portion of these fees ($1.98 million) was allocated to goodwill (which is included in prepaid and other assets on the balance sheet) based on the estimated value of the workforce acquired from WREAS II and WRES by Columbia Property Trust.

(g)
Reflects the fees earned by WREAS II in connection with: (h) the sale of nine properties for $260.5 million in December 2012, (i) leasing space to Columbia Property Trust at WREF's corporate headquarters from July 2012 through December 2012, and (j) the acquisition of the 333 Market Street Building for $395.0 million in December 2012.

(h)	Reflects the elimination of the disposition fees payable to WREAS II related to selling nine properties in December of 2012 for $260.5 million.
(i)	Reflects the elimination of the $26,000 per month of rent payable to WREAS II in connection with leasing space at the WREF's corporate headquarters from July 2012 through December 2012.
(j)	Reflects the elimination of the acquisition fees payable to WREAS II related to the acquisition of the 333 Market Street Building for $395.0 million in December 2012.